Exhibit 10.1
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT is made and entered into this 18 day of December, 2008, by and between CHICO’S FAS, INC., a Florida corporation (the “Company”), and SCOTT A. EDMONDS (the “Executive”).
WITNESSETH:
     WHEREAS, the parties hereto have entered into that certain Employment Agreement dated December 29, 2003, as amended June 22, 2004, by and between the Company and the Executive (the “Employment Agreement”); and
     WHEREAS, the Company and the Executive have agreed to amend the terms of the Employment Agreement in certain respects as set forth in this Amendment No. 2 to Employment Agreement (the “Amendment”), to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, effective January 1, 2005, it is agreed as follows:
1.	REIMBURSEMENTS
     Section 3(d) of the Employment Agreement is amended to add the following three sentences to the end thereto which shall read as follows:
The reimbursement payment for costs, expenses or in-kind benefits under this Section or otherwise, except as permitted by Section 409A of the Code, shall (1) be made no later than the end of the calendar year following the calendar year in which such costs, expenses or in-kind benefits were incurred or provided, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect on the amounts of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than with regard to a limit related to the period in which an arrangement is in effect with regard to an arrangement subject to Section 105(b) of the Internal Revenue Code of 1986, as amended) and (3) the reimbursement or in-kind benefit cannot be liquidated or exchanged for any other benefit.
2.	DEATH
     Section 7(a) of the Employment Agreement is amended to add the following sentence immediately before the last sentence thereto which shall read as follows:
The Base Salary payment shall be made in accordance with the Employer’s standard payroll policies and the bonus payments shall be made at such time as they would otherwise have been made in the normal course.
3.	DISABILITY
     Section 7(b)(iii) of the Employment Agreement is amended to add the following two sentences to the end thereto which shall read as follows:
Notwithstanding the foregoing, in the event the Executive incurs an earlier separation from service (within the meaning of Section 409A of the Code) as a result of a physical or mental incapacity or illness, such separation from service shall be a Disability termination under this section. Notwithstanding anything herein to the contrary, in the event of Executive’s separation from service due to Permanent Disability, payments due and owing hereunder shall be made in a lump sum amount (less projected disability benefits to be received under the Employer’s disability insurance) on the date which is six (6) months and one (1) day following Executive’s separation from service.
4.	DELAYED PAYMENT OF BENEFITS
     Sections 7(b)(ii), 8(a), 8(b), 8(d), and 8(e) of the Employment Agreement are amended to add the following to the end of each such section, which shall read as follows:
Notwithstanding the above to the contrary, in the event the Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), any payment due and payable to the Executive hereunder as a result of the Executive’s separation from service (within the mean of Section 409A of the Code) with the Employer which is “nonqualified deferred compensation” under Section 409A of the Code shall not be made before the earlier of (i) the date which is six (6) months after such severance from service or (ii) Executive’s death. In addition, no amount which is “nonqualified deferred compensation” shall be paid on a termination of employment unless such termination of employment is a separation from service.
5.	PAYMENT OF ACCRUED AMOUNTS
     The first sentence of Section 8(a)(i) of the Employment Agreement is amended to insert the following phrase immediately following the parenthetical (collectively, the “Accrued Amounts”) which shall read as follows:
“ . . ., such Accrued Amounts (other than any bonus) to be paid within sixty (60) days following the Executive’s termination of employment, with any bonus amount to be paid at such time as it would otherwise have been paid in the normal course . . .”

6.	GOOD REASON TERMINATION
     (a) Section 8(b)(ii)(A) of the Employment Agreement is amended in its entirety to read as follows:
“provide the Executive with the following payments on the date which is six (6) months and one (1) day after Executive’s separation from service: (1) a lump sum payment equal to the Accrued Amounts, and (ii) a lump sum equal to two (2) times the sum of: (a) the Executive’s Base Salary then in effect and (b) the Target Bonus;”
     (b) Section 8(b)(ii)(C) of the Employment Agreement is amended to add the following phrase to the end thereto which shall read as follows:
“ . . .; in the event the provision of such continued health benefits would be a taxable benefit, in lieu of providing the coverage, the Employer shall provide Executive with access to such continuation coverage and pay to the Executive in a lump sum payment on the sixtieth (60th) day following the Executive’s termination of employment, an amount equal to 24 times (24x) the monthly COBRA premium rate applicable as of the date of Executive’s termination of employment.”
7.	CHANGE IN CONTROL
     The conclusory paragraph of Section 8(e)(i) of the Employment Agreement that immediately follows Section 8(e)(i)(C) is amended in its entirety to read as follows:
“provided, in the event the “in contemplation” of applies, the Executive shall receive the payments and benefits under Section 8(b) or 8(d), above, at the time set forth in such section, and, if within the six (6) month period following Executive’s separation from service, the “in contemplation of” Change in Control occurs, Executive shall also receive an additional one times (lx) the amount set forth in Sections 8(b)(ii)(A)(ii) and 8(b)(ii)(B) at the same time Executive receives the amounts under Section 8(b) or 8(d) and an additional twelve (12) months under Section 8(b)(ii)(C).”
8.	RELEASE
     Section 8(g) of the Employment Agreement is amended to add the following sentence to the end thereto which shall read as follows:
In order to receive payment of any compensation that is subject to the execution of the release, the release must be executed and effective no later than sixty (60) days following termination of employment.
9.	ARBITRATION
     Section 18 of the Employment Agreement is amended to add the following sentence immediately before the last sentence thereto which shall read as follows:
Reimbursement for such fees and expenses shall be made within sixty (60) days following the rendering of the award of such fees and expenses.
10.	409A COMPLIANCE
     A new Section 26 of the Employment Agreement is added which shall read as follows:
Section 26. 409A Compliance. Notwithstanding any Employment Agreement provisions to the contrary and, to the extent applicable, the Employment Agreement shall be interpreted, construed, and administered (including with respect to any amendment, modification, or termination of the Employment Agreement) in such a manner so as to comply with the provisions of Code Section 409A and any related Internal Revenue Service guidance promulgated thereunder (including, where applicable, its exemptive provisions). Notwithstanding anything herein to the contrary, (i) if at the time of termination of employment with the Employer, Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), any payment due and payable to the Executive hereunder as a result of the Executive’s separation from service (within the mean of Section 409A of the Code) with the Employer which is “nonqualified deferred compensation” under Section 409A of the Code shall not be made before the earlier of (a) the date which is six (6) months after such severance from service or (b) Executive’s death, with a catch-up payment to be made at the end of such six (6) month period, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Employer, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
11.	EXHIBIT B
     Section (b) of Exhibit B of the Employment Agreement is amended to add a sentence to the end thereto which shall read as follows:
Notwithstanding the preceding to the contrary, any Gross-Up Payment payable to the Executive shall be made by the end of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes to the governing authorities, which such Gross-Up Payment based on Executive’s actual incremental tax rate.
12.	MISCELLANEOUS
      Except to the extent specifically modified, added or deleted by this Amendment No. 2, the terms and provisions of the Employment Agreement shall otherwise remain in full force and effect.
      IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

CHICO’S FAS, INC.
By:	/s/ Charles L. Nesbit, Jr.

“Company”

/s/ Scott A. Edmonds
SCOTT A. EDMONDS

“Executive”